Exhibit 10.1

OCI USA Inc.

660 Madison Ave., 19th Floor

New York, NY 10065

November 27, 2013

OCI Partners LP

P.O. Box 1647

Nederland, TX 77627

Attn: Frank Bakker, President and Chief Executive Officer

Dear Mr. Bakker:

This letter agreement (this “Agreement”) sets forth the commitment of OCI USA Inc. (“OCI USA”), subject to the terms and conditions contained herein, to make an equity contribution to OCI Partners LP, a Delaware limited partnership (the “Partnership”) in connection with a Term Loan Credit Agreement among OCI Beaumont LLC, a Texas limited liability company (“OCI Beaumont”), the Partnership and certain lenders party thereto (as amended, restated, refinanced or replaced, the “Term Loan Agreement”). Defined terms used herein and not otherwise defined shall have the meanings ascribed to them in the Term Loan Agreement.

1. Commitments. OCI USA hereby commits (its “Commitment”), that:

a.	if prior to the completion of the debottlenecking project in 2014, the Partnership or OCI Beaumont have liquidity needs for working capital or other purposes and the restrictions under the Term Loan Agreement or any other debt instruments of the Partnership or OCI Beaumont prohibit the Partnership or OCI Beaumont from incurring sufficient additional debt to fund such liquidity needs, then upon notice from the Partnership, OCI USA (or an affiliate designated by OCI USA) shall provide such liquidity to the extent of such needs in the form of an equity contribution to the Partnership; and

b.	in the event OCI Beaumont fails to comply with any of the Financial Covenants as of the last day of any fiscal quarter, then upon notice from the Partnership, OCI USA (or an affiliate designated by OCI USA that is not a Credit Party) shall make cash contributions to the Partnership as common equity in the amount of the Cure Amount and by the date required by the Term Loan Agreement, so that the Partnership can further contribute such funds to OCI Beaumont to cure such non-compliance, subject to and in accordance with the terms and conditions of the Term Loan Agreement;

provided that, the aggregate Commitments that OCI USA shall be obligated to make under sections 1.a. and 1.b. of this letter shall not exceed $100 million.

2. Parties in Interest; Third Party Beneficiary. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Partnership or OCI Beaumont to enforce, the obligations set forth herein.

3. No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of each of the parties hereto. This Agreement (and the agreements referenced therein) constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the parties hereto with respect to the transactions contemplated hereby. No transfer or assignment of any rights or obligations hereunder shall be permitted without the consent of each of the parties hereto. Any transfer in violation of the preceding sentence shall be null and void.

4. Representations and Warranties. OCI USA represents and warrants that the execution, delivery and performance by it of this Agreement, and the consummation of the transactions contemplated hereby, are within OCI USA’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not contravene the terms of OCI USA’s organizational agreements or other material agreements or violate any law in any material respect.

5. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

(b) Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any state court sitting in New York, New York, or, if that court does not have jurisdiction, a federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in the Term Loan Agreement. Nothing in this Section 5(b), however, shall affect the right of any person to serve legal process in any other manner permitted by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(c).

6. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7. Termination. The obligations of OCI USA under this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the funding in full of the Commitment hereunder (at which time all such obligations shall be discharged) or (b) the occurrence of a Bankruptcy Event. “Bankruptcy Event” means any one of the following events: (i) a proceeding under 11 U.S.C. §§101 et seq., as amended, and any similar or successor Federal statute, and the rules and regulations thereunder (collectively, the “Bankruptcy Code”), seeking an order for relief or under any other bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Partnership or any entity controlled by the Partnership (including each of its direct and indirect subsidiaries) (each such entity, a “Partnership Entity”) and such proceeding is not dismissed within thirty (30) days of the date of its filing, or a proceeding under the Bankruptcy Code seeking an order for relief or under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by any Partnership Entity, or any Partnership Entity makes an assignment for the benefit of creditors, or any Partnership Entity takes any corporate action to authorize any of the foregoing; or (ii) any Partnership Entity becomes insolvent or fails generally to pay its debts as they become due.

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Sincerely,

OCI USA INC.

By:	/s/ Kevin Struve
Name: Kevin Struve
Title: President

Agreed and accepted:

OCI PARTNERS LP
by its general partner, OCI GP LLC

By:	/s/ Frank Bakker
Name: Frank Bakker
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]